Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

AcelRx Pharmaceuticals, Inc. (“AcelRx” or the “Company”) and Tim Morris (“Employee” or “You”) voluntarily enter into this Separation Agreement and General Release of Claims (“Release Agreement”) as of the effective date provided below. Company and You agree as follows:

1.

Your last day of employment with the Company will be June 2, 2017(“Separation Date”). On the Separation Date you will be paid all wages due to you as of that date, including any unused and accrued vacation and receive vested benefits, through the Separation Date in accordance with applicable laws and Company policies. As a result of your separation, your health insurance benefits will terminate on June 30, 2017. The Company will provide you with information about obtaining continuation health care coverage pursuant to COBRA by separate cover in accordance with applicable law. You are not required to sign this Separation Agreement and General Release of Claims (“Release Agreement”) to receive accrued wages and benefits.

2.

The Company is offering you the opportunity to receive severance to which you are not otherwise entitled by executing the general release of claims set forth in this Release Agreement. In exchange for the release of claims set forth below, and your agreement to the other terms and conditions set forth in this Release Agreement, the Company shall:

(a)      Pay You the equivalent of three months of your base salary, for a total of $104,812.50 (less applicable withholdings and deductions); and

(b)     Pay the cost of continuation health care coverage pursuant to COBRA for twelve (12) months, should you timely elect such coverage. Should you be offered health insurance from another employer you shall notify the Company and your COBRA coverage through the Company shall cease.

Paragraphs a through b inclusive are collectively referred to as (“Severance Benefits”).

3.

You have 21 days from today in which to consider this Release Agreement (“Review Period”). You are advised that you have the right to consult an attorney regarding this Release Agreement. Once you sign this Release Agreement, return it to Amanda Frink, AcelRx Pharmaceuticals, Inc., 351 Galveston Drive, Redwood City, California 94063. You may sign this Release Agreement any time after your Separation Date and before the expiration of the Review Period, but should you do so, you waive any time remaining of the Review Period. The Release Agreement shall become effective upon the expiration of the Revocation Period set forth in Paragraph 4. If you submit your signed Release Agreement by mail, your mailing envelope must be postmarked not later than the submission deadline.

4.

You will have an additional seven (7) days after signing the Release Agreement to revoke your acceptance (the “Revocation Period”) by submitting a written statement of revocation to Amanda Frink, AcelRx Pharmaceuticals, Inc., 351 Galveston Drive, Redwood City, California 94063. If you do not timely revoke your acceptance during the Revocation Period, this Release Agreement will become final and effective. If you submit your signed Release Agreement or revocation by mail, your mailing envelope must be postmarked not later than the submission deadline.

5.	In order to receive your Severance Benefits provided pursuant to paragraph 2, you must have previously returned all of the Company’s property in your possession.

6.

You were granted an option to purchase shares of the Company’s common stock, pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”). Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date and your rights to exercise any vested options shall be as set forth in the applicable stock option grant notice, stock option agreement, and/or the Plan. Your options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Plan.

7.

In further exchange for your receipt of the Severance Benefits, you agree not to defame, disparage, libel or slander the Company or any of the Released Parties (as defined below).  It is understood that your good faith exercise of rights as described in Paragraph 8(b) below shall not be deemed to violate this provision.

8.	The following are the terms of the general release of claims that you accept as part of this Release Agreement:

(a)     In consideration of the Severance Benefits that you are receiving as provided in paragraph 2 above, and on behalf of yourself and your heirs, executors, administrators, successors, and assigns, you hereby waive, release, and hold harmless the Company, its respective parents, subsidiaries, divisions, units, related companies, each and every past and present member, shareholder, investor, associate, affiliate, predecessor, successor and related company, and all of their current or former agents, officers, directors, partners, representatives, attorneys, contractors, insurance companies, administrators, successors, assigns, current and former employees, plan administrators, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and each of them (“Released Parties”), from any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, known or unknown, suspected or unsuspected, arising as of or prior to the date of your signature to this Release Agreement, under federal, state, local, or common law (“Released Claims”), including but not limited to claims in any way related to your employment with the Released Parties, your separation from employment, and the terms and conditions of your employment. The laws under which the Released Claims may arise include, but are not limited to, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, as amended, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the California Labor Code, the California Business and Professions Code, all California Wage Orders, the California Fair Employment and Housing Act, the California Family Rights Act, and/or the laws prohibiting discrimination, harassment, and/or retaliation in any state in which you are employed, and any and all federal, state, and local employment laws, as well as any and all common law tort or contract theories under federal, state or local laws. The Released Claims also include claims of discrimination or retaliation on the basis of workers’ compensation status, but do not include workers’ compensation claims.

(b)     Notwithstanding anything in this Release Agreement to the contrary, nothing in this Release Agreement prohibits the Employee from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Release Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), the National Labor Relations Board’s, the Occupational Safety and Health Administration’s, the Securities and Exchange Commission’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Release Agreement affect your right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, although this Release Agreement does bar any claim that you might have to receive monetary damages in connection with any Commission or Governmental Agency proceeding concerning matters covered by this Release Agreement. This Agreement does not limit Employee’s right to receive an award for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”).

(c)     Execution of this Release Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release Agreement, any claim to indemnity under section 2802 of the California Labor Code, or any other claim that by law may not be released.

(d)     You acknowledge that you have been advised by legal counsel that you are by this Release Agreement waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and you expressly waive such rights as quoted below:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You hereby expressly waive any rights you may have under any other statute or common law principles of similar effect.

(e)     You acknowledge and understand that the release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Section 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with that section, you specifically agree that you are knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular you acknowledge that you understand that:

(i)	you are not waiving any claims for age discrimination under the ADEA that may arise after the date you sign this Release Agreement and you are not waiving vested benefits, if any;

(ii)

you are waiving rights or claims for age discrimination under the ADEA arising up to the effective date of this Release Agreement in exchange for payment described in paragraph 2 above, which is in addition to anything of value to which you are already entitled;

(iii)	you are advised to consult with and have had an opportunity to consult with an attorney before signing this Release Agreement.

9.

You acknowledge that you possess secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company and that you signed the Confidential Information, Invention Assignment Agreement which survives your separation from the Company, and which obligates you to keep confidential all proprietary information of the Company. You agree that the Company would be severely damaged if you used or disclosed this information.

10.	You agree that payment of the Severance Benefits described in paragraph 2 is a benefit that the Company is not required to provide to you apart from the provisions of this Release Agreement.

11.

By signing the Release Agreement, you acknowledge receipt of all compensation due to you, including overtime, accrued and unused vacation, commissions, bonuses and expense reimbursements, and that no additional compensation of any nature is due to you as of the end of the Review Period except on the terms and conditions set forth in this Release Agreement. You affirm that you have no known workplace injuries or occupational diseases which would be compensable under the workers’ compensation laws of any state, and that you have been provided and/or have not been denied or retaliated against for requesting or taking any leave under any leave laws including but not limited to the Family and Medical Leave Act, the California Family Rights Act, and any other similar state or local laws providing for leave.

12.

This Release Agreement sets forth the entire agreement between you and the Company regarding its subject matter and supersedes all other written or oral promises or representations about its subject matter. You will, however, continue to be bound by your obligations as stated in the Confidential Information, Invention Assignment Agreement, and Mutual Arbitration Agreement, which you signed and acknowledged as a condition of your employment with the Company.

13.

This Release Agreement may not be modified except by a writing signed by both you and the CEO. You understand and agree that this Release Agreement shall not be construed at any time or for any purpose as an admission of any liability or wrongdoing by the Company.

14.

By executing this Release Agreement, you acknowledge that you: (i) are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Release Agreement; (ii) have made your own investigation of the facts and are relying solely upon your own knowledge and the advice of your own legal counsel; (iii) knowingly waive any claim that this Release Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Release Agreement based upon presently existing facts, known or unknown; (iv) are entering into this Release Agreement freely and voluntarily; (v) have carefully read and understood all of the provisions of this Release Agreement; and (vi) have been represented by the counsel of your choice in connection with the negotiation and execution of this Release Agreement. Both you and the Company stipulate that the Company is relying upon these representations and warranties in entering into this Release Agreement. These representations and warranties shall survive the execution of this Release Agreement.

15.

This Release Agreement shall be governed by the statutes and common law of the State in which you were employed by the Company. The terms of this Release Agreement are contractual and not a mere recital. If any provision of this Release Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Release Agreement shall, in such event, be construed as if such invalid and/or unenforceable provision had never been contained herein.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE AGREEMENT, UNDERSTAND ITS TERMS AND EFFECT, AND AGREE TO IT VOLUNTARILY.

ACCEPTED AND AGREED TO:

Date: 6-2-17                                                                Signature: /s/ Timothy E. Morris

Print Name: Timothy E. Morris

AcelRx Pharmaceuticals, Inc.

By: /s/ Vincent Angotti                  Date: 06/05/17

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